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                                                                      EXHIBIT 99
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   Investor Release
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   FOR IMMEDIATE RELEASE              FOR MORE INFORMATION CONTACT:
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   09/19/01                           Investors: Mary Healy, 630-623-6429
                                      Media: Anna Rozenich, 630-623-7316

                      McDONALD'S THIRD QUARTER 2001 UPDATE
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   OAK BROOK, IL - Jack M. Greenberg, Chairman and Chief Executive Officer,
   noted, "Before commenting on our third quarter update, I'd like to first express, on behalf of the worldwide McDonald's family, our deepest sympathy to all the families and friends of the victims of the September 11 national tragedy. I am proud that our System - franchisees, suppliers, and the Company
   - has been able to support those heroes at the front lines by providing countless meals to search and rescue workers and other volunteers, and, along with all Americans, provide solidarity and assistance through numerous charitable donations and fundraising efforts."

         McDonald's Corporation announced that earnings per share for the third quarter 2001 are expected to be 41-42 cents on a reported basis, or 43-44 cents in constant currencies*, compared with 41 cents in the third quarter 2000. Third quarter 2001 results will include a $137 million after-tax gain related to the initial public offering of McDonald's Japan and an after-tax charge of nearly $100 million. The charge primarily relates to approximately 160 restaurant closings, associated with our previously announced review of underperforming restaurants.

         Greenberg noted, "We are encouraged by the improvement we've seen in the third quarter, and we are hopeful this will continue into the fourth quarter. The U.S. achieved positive comparable sales in both July and August. We believe our continued focus on quality, service, cleanliness and value, the foundation of our business, is key to driving sales and profits now and in the future.

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         "In Europe, comparable sales were negative in July, but turned positive in August. France continued its strong positive comparable sales trend and Germany showed significant improvement in August compared with the first half of the year. So, while our European results are not back to where we want them to be, we are encouraged by recent performance, and expect the fourth quarter to be even stronger.

         "On a global basis, we are increasing our emphasis on strategic priorities - people, operational excellence and profitability - which will result in more focus and reduced costs. To that end, in the fourth quarter, we expect to announce plans to reduce selling, general and administrative expenses, which may result in a special charge to earnings.

         "We expect earnings per share for the year to be relatively flat in constant currencies versus last year, including the Japan IPO gain and the charge primarily related to restaurant closings, and excluding any special charge that may result from our efforts to reduce selling, general and administrative costs. This guidance reflects our expectation for significant improvements in the second half of the year compared with the first half, most of which is anticipated in the fourth quarter. While we cannot predict currency fluctuations, if foreign currency exchange rates remain constant for the remainder of the year, translation will reduce full-year reported earnings per share by about 5 cents.

         "Despite this year's challenges, McDonald's has a great brand with tremendous prospects. The worldwide eating out market continues to grow, and McDonald's intends to be part of that growth. I am confident in our business fundamentals and believe we can deliver solid earnings and cash flow growth far into the future."

         McDonald's Systemwide sales for the first eight months of 2001 increased to $27.2 billion, up 5 percent in constant currencies over the same period last year. For the first two months of the third quarter, Systemwide sales were up 4 percent in constant currencies, compared with the same period last year.

         In Europe, constant currency sales grew 4 percent for the first eight months of the year and 5 percent for the first two months of the third quarter 2001. Sales in the

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   U.S. grew 2 percent in the first eight months and 4 percent quarter-to-date through August. In Asia/Pacific, constant currency sales were up 6 percent in the first eight months of 2001 and 3 percent during the first two months of this quarter. Constant currency sales in Latin America increased 10 percent for the first eight months and 8 percent quarter-to-date through August. Sales in the Other segment increased 23 percent in constant currencies for the eight months (due primarily to the acquisition of Boston Market in second quarter 2000) and 4 percent quarter-to-date through August.

         McDonald's is the world's leading food service retailer with about 29,000 restaurants in 121 countries serving 45 million people each day.

         Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts, the effects of the Euro conversion, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

         The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

   * Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. Dollar.

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